Exhibit 99.1

FOR IMMEDIATE RELEASE

Heckmann Corporation Announces Record First Quarter 2011

Financial Results

•	Revenues for the first quarter of 2011 nearly tripled year-over-year to $23.8 million.

•	Adjusted EBITDA for the first quarter of 2011 totaled $6.1 million compared with $0.4 million for the first quarter of 2010.

•	Completion of four acquisitions creates strategic platforms in targeted shale plays.

Palm Desert, CA — May 10, 2011 — Heckmann Corporation (NYSE: HEK, HEK.WS), a water solutions company focused on water issues worldwide and, in particular, oil and natural gas exploration and production, today announced financial results for the first quarter ended March 31, 2011.

“The first quarter of 2011 marks the realization of many months of hard work, perseverance and commitment by this management team to build a world-class enterprise focused exclusively on providing water solutions, particularly those that support energy development,” said Richard J. Heckmann, Chairman and CEO of Heckmann Corporation. “After addressing the challenges in China that began in March of 2009, we have established a U.S. energy business designed to scale rapidly in order to address the enormous opportunities available to the only fully integrated, one-stop-shop water service provider to the producers of natural gas.”

First Quarter Highlights

•	Portions of the initial phase of the produced water pipeline expansion in the Haynesville Shale area completed, with an additional 11-mile extension planned.

•	19 miles of pipeline for fresh water transport and delivery will be available this summer for operations in the Haynesville Shale area, with an additional 22 miles to be added.

•	Eagle Ford Shale area expansion underway with 50,000 barrels per day of company-owned and permitted disposal capacity and a transportation fleet.

•	Revenues from both the Eagle Ford and Barnett Shale areas will be included in second quarter 2011 results.

•	Order placed for the nation’s largest liquefied natural gas (LNG) powered fleet through Westport Innovations Inc. and Peterbilt Motors Company, a division of PACCAR Inc.

•	Company expects second quarter 2011 revenue of approximately $36 to $38 million and adjusted EBITDA of $9 to $10 million.

•	Company reaffirms full year 2011 guidance of revenues in excess of $150 million and EBITDA of approximately $40 million.

Heckmann Corporation

“We now own and operate both fresh and produced water pipelines, 22 disposal wells in the Haynesville and Eagle Ford Shales, and one of the largest water transportation fleet of trucks in the country. And, ours is the only fleet transitioning to liquid natural gas powered trucks using the very fuel produced by our customers. In the Marcellus Shale area, we offer recycle and reuse technology and equipment capabilities, transportation through the largest fleet available in that region, and service for all water treatment needs that arise,” Mr. Heckmann continued.

“While the Company’s growth to date and outlook for this year is dramatic, we have significant room to grow before we maximize the revenue and earnings potential from the operations we currently own. Having added seasoned executives with substantial water and energy experience to our corporate infrastructure, our industry relationships and early entry into this market give us a head-start advantage as we continue to pursue attractive opportunities for organic and acquisitive growth. As our country moves toward a long-term goal of energy independence, the potential within the domestic energy industry is staggering – and all energy producers must address water issues. Our Company will continue to invest aggressively to expand our fully integrated scope of water services to support shale oil and natural gas production.”

Operational Update – Water Solutions for Energy Development

The balance of the initial phase of the expansion of the Heckmann Water Resources (HWR) pipeline in the Haynesville Shale area will be completed during the second quarter of 2011. The pipeline resumed service during the first week of May and is in the process of returning to its normal flow.

Engineering and right-of-way acquisition has commenced for the Company’s previously announced eastbound expansion of the current produced water pipeline. This 11-mile extension is scheduled for completion in 2011.

Construction has commenced on a 40-mile fresh water pipeline conversion along HWR’s current right-of-ways connecting its Sabine River water source to customers’ operations in the Haynesville Shale area. When completed later this year the line will have the capacity to deliver up to 60,000 barrels per day of river water for exploration and production. Approximately 18 miles of the fresh water line are expected to be in service by the end of the second quarter of 2011.

Accounting for the aforementioned acquisitions, the Company now owns and operates 22 disposal wells with a permitted capacity of approximately 340,000 barrels per day. The Company owns and operates a fleet of approximately 400 trucks, with 250 additional trucks and trailers on order for hauling and disposal, and 780 frac tanks, with an additional 270 on order. The Company employs approximately 750 people in the United States, compared with fewer than 30 six months ago.

In April 2011, the Company announced the purchase of 200 LNG powered Peterbilt tractor/trailers in a partnering arrangement with Encana Corporation (TSX, NYSE: ECA). Delivery of the trucks, which is expected to commence in late summer, will significantly expand the Company’s fleet and ground transport capabilities. By consuming fuel produced by its own customers and through lower fuel requirements and extended warranty coverage, the Company’s fleet operating costs are expected

Heckmann Corporation

to decline significantly. A 30% reduction in HWR’s carbon footprint and the elimination of particulate discharge from truck engines makes the fleet transition appealing to both customers and Company stakeholders.

Operational Update – Bottled Water Products

China Water & Drinks, Inc. delivered 94 million bottles of water in the first quarter of 2011, an adjusted increase of approximately 14% year-over-year, considering the deconsolidation of Harbin that occurred last year.

The legal actions between the sellers and former managers of China Water and Drinks and the Company have been settled and dismissed. The significant legal expenses associated with those actions are expected to conclude during the current quarter ending June 30, 2011. Two and a half years ago, Heckmann Corporation issued or agreed to issue approximately 29 million shares to the China Water management group at the completion of the transaction in November of 2008. When the case was dismissed, the aggregate settlement included the purchase by the Company of approximately 14.0 million shares at $1.31 per share, the cancellation of approximately 3.4 million shares, and the elimination of approximately 3.5 million contingently returnable shares as disclosed in the Company’s previous filings. The balance of the shares (totaling approximately 7.7 million), which had been frozen by the Delaware Court, was released to the sellers and has been sold into the market. At the current share price, the recovery value to the Company totaled over $110.0 million.

Financial Results

Revenues for the first quarter ended March 31, 2011 totaled $23.8 million compared with $8.6 million for the same year-ago period.

Net income for the first quarter of 2011 was $0.3 million, or $0.01 on an adjusted per share basis, based on 108.5 million weighted shares outstanding, compared with a net loss of $(0.3) million, or adjusted break-even, based on 108.8 million weighted shares outstanding for the first quarter of 2010.

Adjusted EBITDA for the three months ended March 31, 2011 totaled $6.1 million, compared with adjusted EBITDA of $0.4 million for the first quarter of 2010. (A reconciliation of adjusted EBITDA is included in the tables below.)

As of March 31, 2011, Heckmann Corporation’s cash and cash equivalents, investments and marketable securities totaled approximately $167 million, total assets were $411 million, and total equity was $298 million.

Conference Call and Webcast

Heckmann Corporation will conduct a conference call today at 1:30 p.m. PT (4:30 p.m. ET) to provide commentary on first quarter 2011 operational performance and outlook. To participate on the conference call, please dial 1-877-941-8416 or 1-480-629-9808 and reference conference ID 4435522.

Heckmann Corporation

An audio replay of the conference call will be available approximately one hour after the conclusion of the call through May 24, 2011. The audio replay can be accessed by dialing 800-406-7325 or 303-590-3030 and entering access code 4435522.

The call will be webcast live and the replay will be available for 12 months. Both will be available on Heckmann Corporation’s web site at www.heckmanncorp.com: News.

Upcoming Investor Conferences

Mr. Richard J. Heckmann will present at three upcoming investor conferences:

•	Credit Suisse: Industrial and Environmental Services Conference

Wednesday, May 25, 2011

Boston, Massachusetts

•	Craig-Hallum: 8th Annual Institutional Investor Conference

Wednesday, June 1, 2011

Minneapolis, Minnesota

•	Citi: Water Investment Conference

Tuesday, June 7, 2011

London, United Kingdom

Additional details about the conferences will be disclosed closer to the events, as warranted.

About Heckmann Corporation

Heckmann Corporation (NYSE: HEK, HEK.WS) is a services-based company focused on total water solutions for shale or “unconventional” oil and gas exploration. The Company’s water solutions for energy development segment is called Heckman Water Resources, or HWR, and includes water disposal, trucking, fluids handling, treatment and pipeline transport facilities, and water infrastructure services for oil and gas exploration and production companies. Through these operations, HWR offers an integrated and efficient full service water program for hydraulic fracturing operations. Heckmann Corporation’s wholly owned subsidiary China Water and Drinks, Inc. produces and distributes bottled water products in the People’s Republic of China.

Interested stockholders and investors can access additional information about Heckmann on the Company’s web site at www.heckmanncorp.com, and in documents filed with the U.S. Securities and Exchange Commission, on the SEC’s web site at www.sec.gov.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include matters that involve known

Heckmann Corporation

and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in the Company’s filings with the United States Securities and Exchange Commission and available at www.sec.gov as well as the Company’s website at www.heckmanncorp.com. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Kristen McNally

The Piacente Group, Inc.

Tel. +1 212-481-2050

heckmann@tpg-ir.com

– tables to follow –

Heckmann Corporation

HECKMANN CORPORATION AND SUBSIDARIES

Consolidated Balance Sheets

(In thousands, except share data)

	March 31, 2011	December 31, 2010
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$88,607	$91,212
Certificates of deposit	12,831	11,830
Marketable securities	38,146	75,554
Accounts receivable, net	18,795	17,749
Inventories, net	1,671	1,877
Prepaid expenses and other receivables	5,629	2,893
Income tax receivable	1,980	1,980
Other current assets	97	144

Total current assets	167,756	203,239
Property, plant and equipment, net	133,300	103,618
Marketable securities	27,678	14,619
Equity investments	7,588	7,628
Intangible assets, net	24,280	24,526
Goodwill	47,350	47,350
Other	3,195	273

TOTAL ASSETS	$411,147	$401,253

- balance sheets continue on next page -

Heckmann Corporation

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$24,203	$20,961
Deferred revenue	417	346
Accrued expenses	18,758	21,680
Current portion of long term debt	22,823	11,221
Due to related parties	417	414

Total current liabilities	66,618	54,622
Long-term debt, less current portion	22,139	20,474
Long-term deferred income taxes	8,849	8,773
Other LT Liabilities	14,178	14,307

TOTAL LIABILITIES	111,784	98,176
Equity:
Preferred stock, $0.001 par value, 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value: 500,000,000 authorized at March 31, 2011 and December 31, 2010, 127,489,387 shares issued and 113,180,184 shares outstanding at March 31, 2011, 127,489,387 shares issued and 114,180,184 shares outstanding at December 31, 2010	126	126
Additional paid-in capital	747,631	747,187
Purchased warrants	(6,844)	(6,844)
Treasury stock	(19,500)	(15,088)
Accumulated deficit	(423,494)	(423,859)
Accumulated other comprehensive income	33	99

Total equity of Heckmann Corporation	297,952	301,621

Noncontrolling interest	1,411	1,456

TOTAL EQUITY	299,363	303,077

TOTAL LIABILITIES AND EQUITY	$411,147	$401,253

Heckmann Corporation

HECKMANN CORPORATION AND SUBSIDARIES

Consolidated Statements of Operations

(In thousands)

	Three Months Ended March 31,
	2011	2010
	(unaudited)	(unaudited)
Revenue	$23,760	$8,605
Cost of goods sold	18,680	6,822

Gross profit	5,080	1,783
Operating expenses:
Selling and marketing	484	509
General and administrative	5,840	2,806

Total operating expenses	6,324	3,315

Loss from operations	(1,244)	(1,532)
Interest income (expense), net	(252)	744
Income (loss) from equity method investment	(40)	50
Other, net	1,989	331

Income (loss) before income taxes	453	(407)
Income tax benefit (expense)	(133)	142

Net Income (loss)	320	(265)
Less: Net loss attributable to the noncontrolling interest	45	37

Net income (loss) attributable to common stockholders	$365	$(228)

Heckmann Corporation

Heckmann Corporation and Subsidiaries

Adjusted Q1 2011 EBITDA

(millions)

Net income	$0.3
Add: income taxes	0.1
interest expense	0.3
depreciation expense	3.6
amortization expense	0.5

Xu legal	0.3
Acquisition costs	0.4
Stock based comp	0.4
Pre-production costs (CWDK)	0.2

Adjusted EBITDA	$6.1

Heckmann Corporation and Subsidiaries
Adjusted Earnings Per Share
(in millions except share and per share data)

Pretax income	$0.4
Adjustments:
Xu legal	0.3
Acquisition costs	0.4
Stock based comp	0.4
Pre-production costs (CWDK)	0.2
Tax effect @ 30%	(0.5)

Adjusted net income	$1.2
Basic weighted average shares outstanding	108,541,060

Adjusted basic EPS	$0.01